SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 10, 2011

SALIX PHARMACEUTICALS, LTD.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-23265	94-3267443
(Commission File Number)	(IRS Employer ID Number)

1700 Perimeter Park Drive, Morrisville, North Carolina 27560

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (919) 862-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On February 11, 2011, Salix Pharmaceuticals, Inc., a wholly owned subsidiary of Salix Pharmaceuticals, Ltd., as tenant, and Cornerstone Colonnade LLC, as landlord, executed a lease for office space to which Salix intends to relocate its headquarters upon completion of improvements to the premises.

The target commencement date of the lease is September 15, 2011. The lease runs for 11 years and seven months, expiring on April 14, 2023. The premises consist of 126,926 square feet of office space in Raleigh, North Carolina, including office space that will become a part of the premises upon the termination of existing leases entered into by and between the landlord and certain third parties. Initially, no annual rent is due for a specified amount of time, after which the annual rent sets to a specified minimum amount and increases to a new minimum amount in each subsequent year. Salix is obligated to pay an aggregate of $31.9 million in minimum annual rent payments over the life of the lease. Beginning at a specified time, the minimum annual rent is subject to adjustment for Salix’s proportionate share of operating expenses and taxes for any particular year. Salix has a one-time termination option to terminate the lease effective as of the last day of the 84th month of the lease and upon payment of a termination fee of $5,168,437 plus the unamortized portion, if any, of the up-fit allowance received by it from the landlord. The landlord may terminate the lease upon an event of default.

Also on February 11, 2011, Salix, as tenant, and EOS Acquisition I LLC, as landlord, executed a second amendment to the lease for office space also in Raleigh, North Carolina currently being subleased by Salix to a third party. These premises were Salix’s former headquarters prior to May 2005, and the lease is an exhibit to Salix’s Quarterly Report on Form 10-Q filed on August 14, 2001. These premises consist of 26,363 square feet of office space. The lease was originally scheduled to expire on April 22, 2011 and, by the terms of the amendment, will be extended until July 31, 2018. On April 23, 2011, the premises will be temporarily reduced by 13,441 square feet, and such space will be occupied by a third party until approximately June 1, 2011, after which date it will once again become part of the leased premises. Initially, no rent is due for a specified amount of time during the lease extension period, which commences on April 23, 2011. After such date, the annual rent sets to a specified minimum amount and increases to a new minimum amount in each subsequent year. Salix is obligated to pay an aggregate of $4.0 million in minimum annual rent payments over the life of the lease extension. Beginning at a specified time, the minimum annual rent is subject to adjustment for Salix’s proportionate share of operating expenses and taxes for any particular year. Salix has an option to renew the lease for an additional four years and six months after the end of the extension period. If renewed, the rent will be equal to the then-fair market rate. Other than as described above, the material terms of the lease remain unchanged.

The foregoing descriptions are not intended to be a comprehensive summary and are qualified by the terms of the respective agreements. A copy of each of the lease agreement and the amendment will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2011.

Item 1.02.	Termination of a Material Definitive Agreement.

In connection with the relocation of its headquarters as described above, Salix will terminate its lease for premises in Morrisville, North Carolina, the location of its current headquarters, which lease is an exhibit to Salix’s Current Report on Form 8-K filed on December 13, 2004. On February 10, 2011, Salix sent notice of its intention to exercise its termination option under the lease. Pursuant to the lease terms, Salix will have eight months from February 15, 2011 to pay a $1.7 million termination fee and vacate the premises.

Item 8.01.	Other Events.

On February 14, 2011, Salix issued a press release announcing it will report fourth quarter 2010 and full year 2010 financial results following the close of the U.S. financial markets on Monday, February 28, 2011. A copy of this press release is attached as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press release dated February 14, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

SALIX PHARMACEUTICALS, LTD.

Date: February 16, 2011
/s/ Adam C. Derbyshire
Adam Derbyshire,
Executive Vice President and Chief Financial Officer